Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Annual Report on Form 10-K of MeadWestvaco Corporation and to incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-81636, 333-81638, 333-81642 and 333-91660) and on Form S-3 (No. 333-103918) of Mead Westvaco Corporation of our report dated January 9, 2004 (except as to note 6 which is as of January 26, 2004 and note 8[a] which is as of February 2, 2004) with respect to the financial statements of Northwood Panelboard Company for the year ended December 31, 2003 which is included in this Annual Report on Form 10-K.

/s/ Ernst & Young LLP

Toronto, Canada February 27, 2004	Ernst & Young LLP Chartered Accountants